Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SEEN ON SCREEN TV INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

4017 Colby Avenue
Everett, Washington 98201
(425) 367-4668
(Address of Principal and Telephone Number of Executive Offices)

2014 Stock Option Plan
(Full title of the plans)

Securities Compliance Group Inc.
1973 North Nellis Blvd., Suite 114
Las Vegas, Nevada  89115
(Name and address of agent for service)

(888) 899-6643
(Telephone number, including area code, of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington  99201
(509) 624-1475

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer (Do not check if a smaller reporting company)	[ ]	Smaller Reporting Company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, par value $0.001 per share	15,000,000	$0.08	$1,200,000	$154.56

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the non-qualified stock option plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the "Registration Statement") is filed by Seen on Screen TV Inc., a Nevada corporation (the "Company" or the "Registrant"), and the Seen on Screen TV Inc., 2014 Stock Option Plan (the "Plan") relating to 15,000,000 shares of its Common Stock, par value $0.001 per share (the "Common Stock"), to be offered and sold to accounts of eligible persons of the Company under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees and other eligible parties as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                    INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a)	Our last Form 10-K filed with the Securities and Exchange Commission ("SEC") on May 23, 2014.

b)	All other reports, proxy statements, information statements and all amendments thereto filed subsequent to the foregoing Form 10-K pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4.                    DESCRIPTION OF SECURITIES.

Our authorized capital stock consists of 195,000,000 shares of common stock, with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value of $0.001. As of May 27, 2014, there were 58,540,808 shares of our common stock issued and outstanding.  There are no outstanding shares of our preferred stock.

Common Stock

Each share of Common Stock shall have one (1) vote per share.  The holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.   The Common Stock does not have cumulative voting rights.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock with a par value of $0.001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that currently may have the effect of delaying or preventing a change in control.

Transfer Agent

Our transfer agent is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.  Its telephone number is (908) 272-8511.

ITEM 5.                    INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.                    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to our articles of incorporation and the laws of the state of Nevada, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.                    EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.                    EXHIBITS.

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation.	10-KSB	2/04/02	3.1

3.2	Bylaws.	10-KSB	2/04/02	3.2

3.3	Articles of Domestication.	10-KSB	2/04/02	3.3

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Asset Purchase Agreement.	10-K	8/31/11	10.1

10.2	Rescission Agreement.	10-K	8/31/11	10.2

10.3	Master License Agreement with Bold Ideas Group s.a.r.l.	10-Q	2/20/14	10.1

10.4	2014 Stock Option Plan				X

14.1	Code of Ethics.	10-K	8/31/11	14.1

23.1	Consent of Harris & Gillespie CPA'S, PLLC.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-8 Registration Statement and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Everett, Washington this 5th day of August, 2014.

SEEN ON SCREEN TV INC.

BY:	ANTOINE JARJOUR
Antoine Jarjour
President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer, and Director

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Antoine Jarjour as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

ANTOINE JARJOUR	President, Principal Executive Officer, Treasurer,	August 5, 2014
Antoine Jarjour	Principal Financial Officer, Principal Accounting Officer, and Director

ROULA JARJOUR	Vice President and Director	August 5, 2014
Roula Jarjour

	Chief Operating Officer and Director	August ___, 2014
George Jarjour

CHARLES CARRAFOLI	Director	August 5, 2014
Charles Carrafoli

Father Gregory Ofiesh	Director	August 1, 2014
Father Gregory Ofiesh

EXHIBIT INDEX

		Incorporated by reference			Filed
Exhibit	Document Description	Form	Date	Number	herewith

3.1	Articles of Incorporation.	10-KSB	2/04/02	3.1

3.2	Bylaws.	10-KSB	2/04/02	3.2

3.3	Articles of Domestication.	10-KSB	2/04/02	3.3

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X

10.1	Asset Purchase Agreement.	10-K	8/31/11	10.1

10.2	Rescission Agreement.	10-K	8/31/11	10.2

10.3	Master License Agreement with Bold Ideas Group s.a.r.l.	10-Q	2/20/14	10.01

10.4	2014 Stock Option Plan.				X

14.1	Code of Ethics.	10-K	8/31/11	14.1

23.1	Consent of Harris & Gillespie CPA'S, PLLC.				X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X